2013 Senior Management Bonus Plan

The following bonus plan is established for those senior management employees named on Exhibit A attached to the Compensation Committee report which is effective as of January 1, 2013.

The threshold to earn a bonus based on 2012 performance is:

(1)         the Bank having a CAMEL rating of 3 or better;

(2)         the Bank having operating income of at least $8.0 million (after accounting for any bonus under this plan); and

(3)         First Internet Bancorp declaring in 2013 and paying not later than January 31, 2014 dividends to its shareholders of at least $0.25 per share.

If the threshold is met in 2013 and if the Bank achieves a return on average assets ("ROAA") greater than 0.85%, then each senior management employee shall be entitled to receive a bonus equal to a percentage of his or her 2013 base salary in accordance with the following table:

Bonus as a % of
ROAA	2013 Base Salary

Less than 0.85	-0-
Equal to or greater than 0.85 but less than 1.00	10%
Equal to or greater than 1.00 but less than 1.10	25%
1.10 or greater	50%

The bonus shall be computed as soon as practicable after December 31, 2013 and paid after the completion of the 2013 audited financial statement of the Bank.

If, after the payment of a bonus under this plan, the Bank restates its financial statements for the year ending December 31, 2013, then the Board of Directors shall determine the amount of bonus that should have been paid based on the restated financial statements (the "Restated Bonus Amount"). If the Restated Bonus Amount is greater than the bonus that was paid, then the Bank will pay such difference (the "Make-Up Amount") within 30 days after the determination of the Make-Up Amount regardless of whether the employee is still employed with the Bank at such time. If the Restated Bonus Amount is less than the bonus that was paid, then the employee (or his or her designated beneficiary or estate) shall repay such difference (the "Overpayment Amount") to the Bank within 30 days after the Bank provides notice of repayment which will specify the Overpayment Amount. The obligation to repay the Bank the Overpayment Amount shall apply regardless of whether the employee is then currently employed with the Bank. The employees selected to participate in the 2013 Senior Management Bonus Plan shall, as a condition of such participation, execute an "Employee Acknowledgment Concerning Participation in 2013 Senior Management Bonus Plan" in the form prepared by the Bank.

Exhibit B - Page 1

Except in the case of death or termination due to disability, in order to be eligible to receive any payment under the 2013 Senior Management Bonus Plan, the employee must be employed with the Bank during all of 2013 and at the time the bonuses under the 2013 Senior Management Bonus Plan are paid. In the event of death or termination due to disability during 2013 or in 2014 but before the payment date, a pro-rata portion of the bonus amount shall be paid to the employee or his or her beneficiary designated in writing and filed with the Bank. The pro-rata amount due shall be determined by a fraction, the numerator being the number of days of full time employment by the Bank in 2013 and the denominator being 365. In the absence of a designated beneficiary, the bonus shall be paid to the estate of a deceased employee.

The Board of Directors, in its sole and absolute discretion, shall determine (a) whether the financial metrics on which the bonus is based have been achieved, (b) the amount of any applicable bonus based on the achievement of such metrics, and (c) the date on which any bonus is to be paid.

The Board of Directors, in its sole and absolute discretion, has the right to amend, modify or discontinue the 2013 Senior Management Bonus Plan at any time.

Exhibit B - Page 2